UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM	8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2023

PORTLAND GENERAL ELECTRIC COMPANY
(Exact name of registrant as specified in its charter)

Oregon	001-5532-99	93-0256820
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
121 SW Salmon Street, Portland, Oregon 97204
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (503) 464-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

(Title of class)	(Trading Symbol)	(Name of exchange on which registered)
Common Stock, no par value	POR	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 7.01 Regulation FD Disclosure.

The following information is furnished pursuant to Item 7.01.

2021 All-Source Request For Proposal

On May 30, 2023, Portland General Electric Company (PGE, or the Company) reached an agreement to procure the Evergreen battery energy storage system (BESS), a new 75 megawatt facility to be located in Hillsboro, Oregon.

An emissions-free dispatchable capacity resource to be directly interconnected to PGE’s system, the Evergreen facility demonstrates the Company's continued focus on decarbonization while prioritizing reliability and managing costs for customers. The project, to be constructed by a third party, will be owned by PGE with an investment of approximately $150 million (excluding AFUDC), is expected to qualify for the federal investment tax credit, and has an estimated commercial operation date of December 31, 2024. The agreement for the Evergreen facility will be subject to a prudency review by the Public Utility Commission of Oregon (OPUC).

The Company expects incremental capital spending of roughly $40 million for the project in 2023 with the balance invested during 2024, bringing total expected capital spending for the Company to $1,365 million in 2023 and $1,020 million in 2024.

The Evergreen BESS represents the final project to be procured from the 2021 All-Source Request For Proposal (RFP). Additional resources necessary to meet the Company's remaining 2030 capacity need are anticipated to be procured through future acquisition processes, including, but not limited, to the 2023 All-Source RFP and future RFPs.

Deferral of Boardman revenue requirement

In October 2020, intervenors filed a deferral application with the OPUC that would require PGE to defer and refund the revenue requirement associated with the Company’s Boardman coal-fired generating plant (Boardman) then included in customer prices as established in the Company’s 2019 GRC. At stake was whether customers were due refunds for the reduction in revenue requirement beginning on October 15, 2020, the date Boardman ceased operations. Customer prices resulting from the 2022 GRC Order no longer include any revenue requirement related to Boardman after new customer prices took effect on May 9, 2022.

PGE estimated the revenue requirement for Boardman to be $14 million for the year ended December 31, 2020. On October 24, 2022, PGE and parties submitted a stipulation with the OPUC reflecting an agreement that resolved all matters related to 2021 under this deferral and states that no refund remains necessary for that year.

On May 30, 2023, PGE and parties submitted a second stipulation with the OPUC reflecting an agreement that resolved all matters related to 2020 and 2022 under this deferral. As stated in the stipulation, parties have agreed that PGE will refund $6.5 million to customers for 2020. The refund amount, plus interest, is to be amortized over a two-year period that is expected to begin July 1, 2023. All parties agree that there are no amounts to amortize for the 2022 deferral period. Both stipulations remain subject to OPUC approval.

Establishing the Boardman refund deferral will result in a pre-tax charge to earnings under accounting principles generally accepted in the United States of America (GAAP) during the second quarter of 2023. PGE intends to exclude the impact of this charge in its second quarter 2023 and full-year 2023 adjusted non-GAAP earnings and its full-year 2023 adjusted earnings guidance.

Non-GAAP Financial Measures

This filing contains reference to certain non-GAAP measures, such as adjusted earnings, adjusted earnings per share, and adjusted earnings guidance. These non-GAAP financial measures exclude significant items that are generally not related to the Company's ongoing business activities, are infrequent in nature, or both. PGE believes that excluding the effects of these items provides a meaningful representation of the Company's comparative earnings per share and enables investors to evaluate the Company's ongoing operating financial performance. Management utilizes non-GAAP measures to assess the Company's current and forecasted performance, and for communications with shareholders, analysts, and investors. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP.

Due to the forward-looking nature of PGE’s non-GAAP adjusted earnings guidance, management is unable to estimate specific items requiring adjustment, which could potentially impact the Company’s GAAP earnings (such as potential adjustments described above) for future periods and therefore cannot provide a reconciliation of non-GAAP adjusted earnings per share guidance to the most comparable GAAP financial measure without unreasonable effort.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PORTLAND GENERAL ELECTRIC COMPANY
(Registrant)

Date:	May 30, 2023	By:	/s/ James A. Ajello
James A. Ajello
Senior Vice President Finance CFO, Treasurer & Corporate Compliance Officer
3